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                                                                  EXHIBIT 10.09

                              EMPLOYMENT AGREEMENT

THIS AGREEMENT (the "Agreement") made as of this 4th day of August, 1995 by and between CHAMPION HEALTHCARE CORPORATION, a Texas corporation (the "Company"), and JAMES G. VANDEVENDER, an individual residing in Houston, Texas ("Executive")

                                   WITNESSETH

         WHEREAS, Executive currently serves as the Executive Vice President and Chief Financial Officer of the Company; and

         WHEREAS, the Company desires to induce Executive to remain employed by the Company and Executive desires to continue employment with the Company upon the terms and conditions hereinafter set forth; and

         WHEREAS, the Company and Executive intend that Executive's current employment agreement with the Company, dated as of the 31st day of December, 1990, shall be superseded by the terms of this Agreement,

         NOW, THEREFORE, in consideration of the premises and the mutual promises, covenants and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:

         1. EMPLOYMENT. The Company hereby agrees to continue to employ the services of Executive, and Executive hereby agrees to continue to render the same to the Company upon the terms and conditions hereinafter set forth.

             a. PRIOR AGREEMENTS. The Company and Executive hereby agree that, as of the effective date of this Agreement, the employment agreement, dated December 31, 1990, by and between the parties hereto shall be null and void and of no further effect, and, as of such date, Executive's employment with the Company shall be subject to the terms and conditions of this Agreement.

         2. DUTIES. Executive shall serve as Executive Vice President and Chief Financial Officer of the Company. The authority, duties, responsibilities and position of Executive while employed pursuant to this Agreement shall be those set forth in the Bylaws of the Company for the office of Executive Vice President and Chief Financial Officer; subject, however, to such modifications, directions, and limitations specified, from time to time, by the Chief Executive Officer of the Company, in his sole discretion. Upon any change in the status, office and/or duties of Executive or any reduction in compensation or benefits under this Agreement, Executive shall

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have ninety (90) days from the effective date thereof to provide written consent thereto and the failure to provide such consent or the provision of a written refusal to the Company within such time period shall be deemed a termination in accordance with Paragraph 10(b) herein, effective on such 90th day or the date of delivery of such written refusal, whichever is earlier. Executive shall render such duties and services at the Company's principal office in Houston, Texas, or such other locations as agreed upon between the Board of Directors of the Company (the "Board") and Executive.

         3. TERM. This Agreement shall have a term of five (5) years commencing on the date first above written, subject to earlier termination pursuant to Paragraph 10 hereof. Failure to renew this Agreement or enter into a new employment agreement upon the expiration of this Agreement on terms mutually agreeable between Executive and the Company shall constitute a termination of this Agreement in accordance with Paragraph 10(b) herein.

         4. COMPENSATION. The Company shall pay to Executive, and Executive shall accept, as compensation for all services performed pursuant to this Agreement, for each full calendar year during the term of this Agreement, a base salary (the "Base Salary") of three hundred thousand dollars ($300,000.00) per annum, payable in approximately equal installments at such intervals as are consistent with the Company's pay periods for regular salaried executive employees. Executive's Base Salary during the term of this Agreement shall be reviewed by the Board on an annual basis (commencing with calendar year 1996) and may be increased at the discretion of the Board.

             a. ADDITIONAL COMPENSATION. No bonuses or other additional compensation will be paid to Executive during the term of this Agreement without the approval of the Compensation Committee of the Board and the Board.

         5.  EXPENSES AND BENEFITS.   In addition to compensation, Executive
shall receive the following:

             a. EXPENSES. Subject to such general employee expense account policies as the Company may adopt from time to time, the Chief Executive Officer or his designee shall pay for, or reimburse Executive upon presentation of vouchers, invoices, or receipts with respect to any and all expenses reasonably incurred by Executive in the performance of his duties and responsibilities for the Company, including, without limitation, expenses for such items as entertainment, travel, meals, lodging, initiation and membership fees, fees and dues for professional associations, and other similar items. Such vouchers, invoices, and receipts shall be reviewed periodically for reasonableness by the Chief Executive Officer or his designee. In addition, no reimbursements shall be allowed for travel, meals, or lodging for Executive's spouse unless Executive obtains prior approval for such expenditures from the Company.

             b. RETIREMENT BENEFITS. While employed hereunder, Executive shall be entitled




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to participate in any and all pension and retirement plans, programs, and arrangements, including non-qualified supplemental plans, adopted by the Company and made available to its salaried executives. Nothing contained herein shall be construed to limit the discretion of the Board or its delegate to adopt, amend, modify, or terminate any such plans.

             c. HEALTH, DISABILITY AND DEATH BENEFITS. The Company shall provide (i) life Insurance insuring Executive's life while employed hereunder;
(ii) dependent life insurance coverage; (iii) disability insurance coverage;
(iv) accidental death and dismemberment benefits, including a death benefit;
(v) travel and accident insurance; and (vi) health coverage for Executive and his dependents, in each case in accordance with such standard coverage as adopted by the Company from time to time and generally provided to other salaried executives of the Company. Nothing contained herein shall be construed to limit the discretion of the Board or its delegate to adopt, amend, modify, or terminate any such plans.

             d. MISCELLANEOUS BENEFITS. To the extent not duplicative of the benefits otherwise specifically provided in this Paragraph 5, and subject to and in accordance with the terms and conditions contained therein, while employed hereunder, Executive shall be entitled to participate as and to the extent of any other eligible employee of the Company, in any and all employee benefit plans, policies, and programs now or hereafter maintained by the Company for its salaried executives in general.

         6. COVENANT NOT TO COMPETE. While employed hereunder, Executive covenants and agrees as follows:

            a. DISCLOSURE. Executive has disclosed to the Board, in writing, all healthcare related interests, investments, or business activities, whether as a proprietor, stockholder, partner, co-venturer, director, officer, employee, independent contractor, agent, consultant, or in any other capacity or manner whatsoever and Executive shall notify the Board promptly, in writing, of any changes in or additions to such interests, activities, or investments.

            b. LIMITATIONS. During the term of this Agreement and for a period of one (1) year following the effective date of a termination of employment, unless otherwise provided herein, Executive shall not engage in the following:

                (i) own, either directly or indirectly, any interest in any business that competes with the Primary Business in which the Company is engaged, within a radius of 30 miles from any site, facility, or location which is owned, affiliated, managed or operated by the Company or any of its subsidiaries, including physician practices of any kind. For the purposes of this Agreement, Primary Business shall mean the delivery of integrated healthcare services in markets where the Company owns hospitals and/or skilled nursing facilities ("SNFs"), with the hospital serving as the hub of the local delivery system in conjunction with its physician medical staff. In addition to inpatient acute care, psychiatric care, and skilled nursing care, these services can



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include 1) individual physician practices and/or physician based organizations such as primary care and specialty clinics, physician-hospital organizations ("PHOs") or medical service organizations ("MSOs"), physician medical groups and 2) ambulatory programs such as home health care, ambulatory surgery, psychiatric services, occupational and sports medicine centers, psychiatric after-care and day care programs, and other diagnostic, rehabilitative and treatment services. Some of these services, sites and facilities may be located in satellite areas for the purpose of extending the hub hospital's geographic service area and to serve as access points and/or referral sources for either the local delivery system or the hub hospital. The Board may modify, from time to time, the definition of Primary Business to include any additional business or service activity in which the Company may engage during the term of this Agreement. Upon the modification of the definition, the Board shall provide written notification of such modification to Executive within thirty (30) calendar days. The definition of "Primary Business" shall also include definitive plans for expanding the Primary Business into new markets where the Company does not currently operate its Primary Business, regardless of whether such expansion occurs after Executive's termination. In the event of an expansion of the Primary Business within the applicable period of this Paragraph 6, the Board shall provide written notification to Executive within thirty (30) calendar days.

                 (ii) participate or serve, either directly or indirectly, whether as a proprietor, stockholder, partner, co-venturer, director, officer, employee, independent contractor, agent, consultant, or in any other capacity or manner whatsoever in any business or service activity that competes with the Primary Business in which the Company is engaged.

                 (iii) solicit any individual employed by the Company to leave the employment of the Company.

Notwithstanding the foregoing, Executive may own, either directly or indirectly, any interest in any business that competes with the Primary Business of the Company if: (1) any such interest constitutes no more than a five percent (5%) interest in a publicly held company; (2) any such interest was held by Executive prior to employment with the Company or prior to the Company's involvement in such Primary Business and was properly disclosed to the Board pursuant to Paragraph 6(a); or (3) the Board provides written consent of Executive's ownership of any such interest.

            c. MODIFICATION OF LIMITATION. It is the desire and the intent of the parties that the provisions of this Paragraph 6 shall be enforceable to the fullest extent permissible under applicable law and public policy.
Accordingly, if this Paragraph 6 or any portion thereof shall be adjudicated to be invalid or unenforceable, the length and scope of this Paragraph 6 shall be reduced to the extent necessary so that this covenant may be enforced to the fullest extent possible under applicable law.

         7. CONFIDENTIALITY. Executive agrees that, while employed hereunder and for

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one (1) year thereafter, he shall not, without the prior written consent of the
Company, disclose to any third party or use for his own benefit or the benefit of any third party or for any purpose other than the exclusive benefit of the Company or its affiliates, any confidential information relating to the Company or any of its affiliates which was obtained by or revealed to him while in the employ of the Company or which is otherwise the property of the Company or any of its affiliates; provided that this provision shall not restrict Executive's use or disclosure of information (i) known generally to the public (other than that which he may have disclosed in breach of any agreement) or (ii) as required by law, so long as Executive gives the Company reasonable prior written notice of such required disclosure. At the request of the Company, Executive shall surrender promptly to the Company or its delegate, upon termination of his employment hereunder, or at any time prior thereto, any document, memorandum, record, letter, specification, or other paper in his possession or under his control relating to the operations, business, patients, or affairs of the Company.

         8. CHANGE IN CONTROL. Executive may terminate his employment under this Agreement by tendering written notice of resignation of not fewer than ninety (90) days within six (6) calendar months of a Change in Control. In addition, Executive may terminate his employment hereunder by tendering written notice of resignation of not fewer than ninety (90) days within eighteen (18) calendar months after a Change in Control and within six (6) months after the occurrence of any of the following: (i) a failure to appoint Executive to the office of Executive Vice President and Chief Financial Officer; (ii) any material change by the Company in Executive's authority, duties, or responsibilities which would result in the loss or reduction of Executive's authority, responsibility, importance, or dignity; or (iii) any material breach of this Agreement, including without limitation, a reduction of Executive's Base Salary.

For the purposes of this Agreement, a Change in Control shall be deemed to have occurred if (i) any "Person" (as defined in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended), either alone or in conjunction with its "Affiliates" (as defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended), or (ii) other group of persons, corporations, partnerships or other entities who are not Affiliates but who are acting in concert with any Person, acquire ownership, whether of record or beneficially, of that number of shares of outstanding stock of the Company which would allow such Person or entity and/or its affiliates, or others acting in concert, to elect a majority of the Board. A Change in Control shall not include any acquisition of control (i) by any of the Company's three (3) senior officers as of August 4, 1995, whether acting alone or in concert with each other, provided Executive is a participant with one or more such officers; or (ii) pursuant to which Executive accepts equity securities of the Company or any entity with or into which the Company is merged or consolidated, or which controls or is controlled by the Company or any such entity except for equity securities received by Executive in his capacity as stockholder and in accordance with stock options and other benefits not materially in excess of those typically available to officers of other publicly held for-profit healthcare companies not subject to a change in control.




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          In the event Executive terminates his employment after a Change in
Control, the Company shall (i) pay Executive severance pay equal to Executive's then highest monthly rate of Base Salary under this Agreement multiplied by 12, the product of which is then multiplied by 2.99, on a monthly basis over a period of three (3) years, or at Executive's election, the Company shall fund a trust by cash or annuity in form and substance satisfactory to Executive in an amount sufficient to permit the trust to make monthly payments or any unpaid portion thereof over the prescribed period or the Company shall make a lump sum cash payment equal to the sum of the monthly installments without discount to present value and (ii) pay, award, fund or otherwise provide all benefits (including the continuation of all disability, life, and medical insurance as provided prior to the Change in Control), stock options, and bonuses, both vested and unvested, which bonuses shall be prorated to date of termination.
In addition, the Company relinquishes any right it has or may have, by agreement or otherwise, to purchase any shares of stock of the Company owned by Executive.

          9. TERMINATION.   This Agreement may be terminated upon the
occurrence of any one of the following:

             a. VOLUNTARY. Executive may terminate this Agreement at any time during the term of this Agreement by providing six (6) months prior written notice of termination to the Board. In the event of a voluntary termination by Executive, he shall not be bound by Paragraph 6(b)(i) and 6(b)(ii) of the covenant not to compete.

             b. INVOLUNTARY WITHOUT CAUSE. The Chief Executive Officer of the Company may terminate this Agreement without Cause (as defined in Paragraph 9(c) below) at any time during the term of this Agreement by providing thirty
(30) days prior written notice to Executive. For purposes of this Agreement, termination resulting from Executive's death or disability shall be considered as termination without cause under this Paragraph 9(b).

             c. INVOLUNTARY WITH CAUSE. The Chief Executive Officer of the Company may terminate Executive for Cause at any time during the term of this Agreement by providing written notice that is immediately effective.
Cause shall mean: (i) the conviction of Executive or a guilty plea to a felony crime; (ii) in the judgment of the Board, Executive has committed any act of embezzlement, fraud, theft, dishonesty, or moral turpitude; (iii) the violation by Executive of the provisions of Paragraph 6 of this Agreement which is not cured within thirty (30) days after written notice of such violation is given by the Board to Executive; (iv) wilful, persistent, and continued refusal by Executive, not involving a good faith difference of business judgment, to follow the written directions or instructions of the Board pertaining to a material duty, responsibility, or function of Executive; and (v) wilful misconduct or gross negligence by Executive in the performance of his duties that has or will likely have a material adverse financial effect on the Company as a whole.

         10. PAYMENTS UPON TERMINATION. In the event of a termination described in Paragraph


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9 above, Executive shall receive the following payments and benefits, if any:

             a. VOLUNTARY. In the event Executive terminates his employment hereunder voluntarily in accordance with Paragraph 9(a), Executive shall receive his then current Base Salary and benefits, including stock options, set forth in this Agreement through the end of the notice period contained in Paragraph 9(a).

             b. INVOLUNTARY WITHOUT CAUSE. In the event the Company terminates Executive without Cause in accordance with Paragraph 9(b), Executive shall receive his then current Base Salary and then current health benefits for himself and his eligible dependents for a period of two (2) years after the effective date of such termination.

             c. INVOLUNTARY WITH CAUSE. In the event the Company terminates Executive for Cause in accordance with Paragraph 9(c), Executive shall receive his then current Base Salary and benefits up to the date he receives written notification of termination from the Board; provided, however, that if such termination for Cause becomes the subject of an arbitration proceeding in accordance with Paragraph 11 and Executive prevails in such arbitration, Base Salary and benefits shall be provided in accordance with Paragraph 10(b).

         11. ALTERNATIVE DISPUTE RESOLUTION.   Disputes between the parties
arising out of or relating to this Agreement or the making, performance, or interpretation thereof shall be resolved as follows:

             a. NEGOTIATION. The parties shall attempt in good faith to resolve any controversy, dispute, or claim arising out of or relating to this Agreement or the making, performance, or interpretation thereof, by negotiations between executives of the parties who have the authority to settle the dispute. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within twenty (20) days after delivery of such notice, executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three working days notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this Paragraph 11(a) are confidential and shall be treated as compromise and settlement negotiations for purposes of all applicable rules of evidence. If the dispute is not resolved by negotiation within sixty (60) days, or if the parties fall to meet within twenty (20) days, and either party determines that the claim, dispute or controversy cannot be resolved by negotiation, such party may submit the controversy, claim or dispute to mediation as described below by providing a written notice of submission to mediation to the other party.

             b. Mediation. If either party submits a controversy, dispute or claim to mediation, the parties agree the mediation shall occur pursuant to the following procedures and




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understandings:

                  (i) A mediation firm in Houston, Texas, acceptable to both parties, shall be designated to provide a mediator to work with the parties to resolve their differences and the party submitting the dispute or claim to mediation shall promptly provide such firm with a request to provide a mediator.

                 (ii) The mediator appointed shall be knowledgeable with respect to the hospital and healthcare industry and may be rejected by the parties only for bias.

                 (iii) Within thirty (30) days from the date of the notice submitting a dispute or claim to mediation, each party shall provide the mediator with a written summary of the facts and law with respect to the matter in dispute.

                 (iv) Within sixty (60) days from the time of his or her appointment, the mediator shall meet with the parties and assist them in resolving the dispute, unless the parties mutually consent to an extension of such time.

                 (v) The mediation conference or conferences shall be held in Houston, Texas, unless the mediator and the parties mutually agree on another location or locations.

                 (vi) Efforts to reach a settlement shall continue until the conclusion of the mediation proceeding, which is deemed to occur when: (a) a written settlement is reached; (b) the mediator concludes and informs the parties in writing that further efforts would not be useful; or (c) the parties agree in writing that an impasse has been reached. Neither party may withdraw before the conclusion of the proceeding.

                 (vii) If the mediation proceeding concludes without a settlement being reached, the dispute, controversy or claim shall be resolved by binding arbitration as described below.

                 (viii) All discussions, representations, and statements made in the mediation process shall be privileged as settlement negotiations; nothing related to the mediation shall be admitted as evidence at arbitration or trial or shall be subject to discovery; and the mediator shall be immune from causes of action which may be brought against him or her with respect to such mediation proceedings under Texas law.

                 (ix) The costs of the mediation, including the fees and expenses of the mediator, shall be borne as follows: one-third (1/3) by Executive and two-thirds (2/3) by the Company.

             c. ARBITRATION. Arbitration shall occur in Houston, Texas, in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration




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award may be entered in any court having jurisdiction over the subject matter in controversy. The procedure for arbitration shall be In accordance with the rules of the American Arbitration Association then existing except that the Company and Executive shall each select one arbitrator, and the two selected arbitrators shall choose a third arbitrator. In the event that either the Company or Executive fails to select an arbitrator within ten (10) days after arbitration is sought, or if the two arbitrators fail to select a third arbitrator within fifteen (15) days after arbitration is sought, the American Arbitration Association shall select the third arbitrator. Each arbitrator so selected shall be knowledgeable with respect to the United States for-profit hospital and healthcare industry. Expenses of arbitration, including reasonable attorneys' fees and costs of collection, may be awarded in any such arbitration.

             d. STATUTE OF LIMITATIONS. All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Paragraph 11 are pending. The parties shall take such action, if any, required to effectuate such tolling.

             e. PERFORMANCE. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement.

             f. EXTENSION OF DEADLINES. All deadlines specified in this Paragraph 11 may be executed by mutual agreement.

         12. ENFORCEMENT. The parties regard the alternate dispute resolution provisions of Paragraph 11 above to be an essential covenant of this Agreement and legally binding upon them. In the event of a violation of Paragraph 11, the parties recognize that the Company or Executive may suffer continuing and irreparable harm for which the Company or Executive will have no adequate remedy at law. Both parties hereby waive that either has an adequate remedy at law for any such breach. In recognition thereof, the Company and Executive hereby agree that, in the event of any such breach, either party shall be entitled to seek a decree of specific performance, mandamus, or any other appropriate remedy to enforce the provisions of this Agreement without any requirement that a bond be posted. The parties further agree that Paragraph 11 shall not in any way limit remedies at law or in equity otherwise available to either party.

         13. INDEMNIFICATION. The Company shall indemnify and hold Executive harmless from all liability, costs and expenses incurred as a consequence of claims resulting from or arising out of Executive's status as an officer and/or Director of the Company, or as a result of having been an officer and/or Director of the Company to the full extent provided by Texas law, the Company's Articles of Incorporation and the Company's Bylaws. In addition, the Company shall reimburse Executive for all reasonable attorneys' fees, expenses and disbursements incurred in connection with the enforcement of this Agreement by Executive, provided Executive prevails in such enforcement proceeding.




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         14.  NOTIFICATION.  Any notice required or permitted to be given to
Executive under this Agreement shall be sufficient if in writing and if delivered to Executive personally or sent by overnight United States mail or overnight courier service to Executive's residence as listed in the Company's records. Any notice required or permitted to be given to the Company shall be sufficient if in writing and if delivered personally or sent by overnight United States mail or overnight courier service to the Company's principal office at 14340 Thorough Chase Boulevard, Suite 320, Houston, Texas, 77014, to the attention of the Chief Executive Officer. In addition, copies of any notices to Executive shall also be sent to Wayne M. Whitaker, 3500 City Center Tower II, 301 Commerce Street, Fort Worth, TX 76102. The parties to this Agreement shall notify each other of changes in address pursuant to this Paragraph 14.

         15. SURVIVAL.    Paragraphs 6, 7, 12, and 13 of this Agreement shall
survive any termination of Executive's employment hereunder unless otherwise provided herein.

         16. MISCELLANEOUS.

             a. ASSIGNMENT AND BINDING EFFECT. Except as set forth herein, neither party may assign its rights or obligations hereunder without prior written consent of the other party. The respective rights and obligations under this Agreement shall be binding upon the parties hereto and their heirs, executors, administrators, successors, and assigns, including, in the case of the Company, any other corporation or entity with which the Company may be merged or otherwise combined or which may acquire all or substantially all of the Company's assets and, in the case of Executive, his estate or other legal representatives.

             b. GOVERNING LAW. This Agreement shall be governed as to its validity, interpretation, and effect by the laws of the State of Texas. Performance of this Agreement shall be in Harris County, Texas.

             c. SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid, illegal, or unenforceable for any reason, the remaining provisions and portions of this Agreement shall remain in full force and effect to the fullest extent permitted by law. Such invalid, illegal, or unenforceable provision shall be deemed modified to the extent necessary to make it valid, legal, and enforceable.

             d. ENTIRE AGREEMENT; AMENDMENTS. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, supersedes all prior discussions, understandings and agreements with respect thereto and may not be modified or changed, except by an agreement in writing executed by the Company and Executive, with the approval of the Board.

             e. CAPTIONS. All captions and headings used herein are for convenient reference only and do not form part of this Agreement.



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             f.  WAIVER.  The waiver of a breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

             g. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute one and the same Agreement.

          IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement on the date first above written.


                                   CHAMPION HEALTHCARE CORPORATION



                                   By: /s/ CHARLES R. MILLER
                                      ------------------------------------------
                                           Charles R. Miller
                                           President and Chief Executive Officer



                                   EXECUTIVE

                                   /s/ JAMES G. VANDEVENDER
                                   ---------------------------------------------
                                       James G. VanDevender


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